Exhibit 10.16

AERO CRS LTD (“AeroCRS”)—AeroCRS Services Agreement

THIS AGREEMENT made as of the date: 22 December 2020

Between:
Company name:	Global Crossing Airlines, Inc
Manager’s name:	Ryan Goepel	Ryan Goepel EVP and CFO
Manager’s email:	Ryan.goepel@globalxair.com
Phone number:	+1.786.751.8503
Company address:	4200 NW 36th Street, Building 5a, 4th Floor Miami, Fl 33166
(“Customer”)

And:
Company name:	AERO CRS LTD (Reg. 513888974)
Manager’s name:	Meir Hadassi Turner
Manager’s email:	meir@aerocrs.com
Phone number:	+972-3-7219664
Company address:	144 Begin st. P.O.Box 25423 ZIP 61253, Tel Aviv-yafo, Israel
(“AeroCRS”)

Definitions:
“Term of contract”	1 Year renewable
“Services”:	AeroCRS PSS Air - ultimate edition
AeroCRS Analytics (1 user)
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“Training fees”:	$2,000 USD - 4-5 days of Online training
“Billing cycle”:	Quarterly
“Payment method”:	Bank transfer

“Charges”:	One time fees:	$1,500 USD - 1 PSP & 1 IBE integration
	Ongoing fees:	PSS - $24,000 Yearly up to 100K segments per year Analytics User - $1,500 per year
Additional segments between 100K-200K - $0.24 per segment
Additional segments between 200K-300K - $0.20 per segment
Additional segments between 300K-500K - $0.15 per segment
Additional segments above 500K - $0.07 per segment
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-
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AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	1

This agreement (“Agreement”) constitutes a binding agreement between the Customer and AeroCRS with respect to the use of the Services provided by AeroCRS known also as AeroCRS—Cloud reservation systems.

All users of AeroCRS’s services, and all customers upon signing up for said Services, agree to comply with the Agreement. The spirit of the Agreement is to ensure Customers are using AeroCRS’s Services with due regard to the rights of other Internet users and in conformity with the requirements of AeroCRS’s network environment. In order to ensure the stability of AeroCRS’s system and the Services, and any other security needs, AeroCRS reserves the right to add or modify any feature of the Services, without changing the scope of the Services purchased by the Customer. For the avoidance of doubt, such changes to the features of AeroCRS’s system do not include any changes to the commercial term (including pricing) under this Agreement. It is agreed that AeroCRS shall not be responsible for any damages caused to any customer, due to instability of AeroCRS’s system, which was caused by other customers and/or third parties.

Any complaints about a violation of the terms of the Services should be sent to abuse@aerocrs.com. Except when expressly agreed to the contrary in writing by an authorized representative of AeroCRS, this Agreements supersedes any other agreement with AeroCRS, whether written, oral, by conduct, or otherwise.

1.	Service

1.1.

AeroCRS shall supply the Customer with support and maintenance Services for a period starting on the date of order for a period according to the Term of contract. Such period will be renewed automatically for another consecutive period, unless any party will give prior notice of ninety (90) days before the end of the period.

1.2.	The Customer will be provided with support and maintenance to the Services (as stated above) that was ordered by the Customer and agreed by AeroCRS (the “System”).

2.	Service Guidelines

2.1.

AeroCRS shall maintain the System in conformance with the Technical Requirements Protocol (as defined in the website of AeroCRS (at http://aerocrs.info/technicaldoc). In the event the Services provided by AeroCRS include providing a website to the Customer, the Customer acknowledges and confirms that such website does not comply with accessibility AA standard, and the Customer is responsible to comply with the relevant accessibility standards of its website. All other Services under this Agreement shall include bug fixes, system errors, and take all appropriate measures to correct such errors and provide corrections to the System in accordance with the following:

2.1.1.

Class A Problems: In the case of significant errors or problems, such as total loss of functionality or loss of saved data, AeroCRS will use its best efforts to provide the work around solution within eight (8) hours after becoming aware of such problems, and provide a permanent correction to the customer within two (2) business days thereafter.

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	2

2.1.2.

Class B Problems: In the case of lesser errors or problems, such as a partial loss of functionality for which there is a known work around or loss of saved data, AeroCRS shall use all reasonable efforts to provide the work around within two (2) business days after becoming aware of such problem and provide a permanent correction within thirty (30) business days thereafter or at a later time as may be agreed to in writing by the customer.

2.1.3.

Class C Problems: In the case of cosmetic problems, such as improper program action without loss of functionality or data, AeroCRS shall verify and respond to such problems within fourteen (14) business days after becoming aware of such problem and a correction by AeroCRS shall be provided within thirty (30) business days thereafter.

2.1.4.

Class D Problems: Problems arising in the storage facilities. In such case AeroCRS shall use all reasonable efforts to provide a solution subject to the storage facility abilities of correction. AeroCRS shall not be liable for any loss due to such Class D problems.

2.2.	AeroCRS shall provide necessary guidance to assist the Customer to operate the System accordingly within the training period, should additional training will be needed, charges will apply.

2.3.	Support will be given in any of the channels:

2.3.1.	24/7 Web support portal – http://support.aerocrs.com

2.3.2.	Telephone (in working hours, Monday – Thursday, 8am-5pm GMT) +972(3)7219664

2.3.3.	24/7 E-mail – support@aerocrs.com

3.	Warranties and Indemnification

3.1.	AeroCRS represents and warrants that the System materially and substantially conforms to the description and specifications set in the order form of the system.

3.2.

Except as specifically provided otherwise in this Agreement, no other warranties of any kind apply to the System, whether express or implied, and including, but not limited to, any implied warranties of merchant-ability and fitness for a particular purpose.

3.3.

To the maximum extent permitted by applicable law, in no event, and under no theory of law or equity, will AeroCRS (including, without limitation, AeroCRS’s executives, directors, officers, attorneys, managers, employees, consultants, contractors, agents, parent companies, subsidiaries, affiliates, third-party providers, merchants, licensors, or the like) or anyone else involved in creating, producing, or distributing AeroCRS’s Services, be liable for the loss of a domain name, or any business or personal loss, revenues decrease, expenses increase, costs of substitute products and/or AeroCRS services, or any other loss or damage whatsoever, or for any consequential, special, incidental, punitive or indirect damages of any kind arising out of any use of, or any inability to use, any AeroCRS services even if AeroCRS has been advised of the possibility of such

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	3

damages. All claims and causes of actions arising in connection with AeroCRS or AeroCRS’s Services are permanently barred unless the claim or cause of action is commenced within 6 months after the basis of the claim or the cause of action arose, regardless of any statutory limitation period allowing for a longer period. AeroCRS’s total cumulative liability, if any, to customer, or any third party, for any and all damages, related to the Agreement or AeroCRS’s Services, including, without limitation, those from any negligence, any act or omission by AeroCRS or AeroCRS’s representatives, or under any other theory of law or equity, will be limited to, and will not exceed, the actual dollar amount paid by the Customer for the Services which gave rise to such damages, losses and causes of actions during the 1-month period prior to the date the damage or loss occurred or the cause of action arose.

3.4.	The Customer warrants that the System will not be used in any unlawful manner or which constitutes illegal activity and/or publish in the System unlawful texts and /or pictures or alike.

3.5.

The Customer agrees to indemnify, hold harmless and defend AeroCRS from and against any and all actions, claims, losses damages, liabilities, awards, costs and expenses (including reasonable legal fees) resulting from, arising out of or based on any claim, suit, demand or action that made against AeroCRS due to a breach of this Agreement by the Customer or due to the Customer improper use of the system or due to negligence by the Customer or publishing by the Customer any unlawful material and /or which violates or infringes any copyright, trade secret, or trademark of third parties.

3.6.	Force Majeure

3.6.1.

AeroCRS will not be liable for delays in its performance of the Agreement or AeroCRS Services caused by circumstances beyond AeroCRS’s reasonable control, including acts of God, wars, insurrection, civil commotions, riots, national disasters, earthquakes, strikes, fires, floods, water damage, explosions, transportation problems, accidents, embargoes, or governmental restrictions (collectively “Force Majeure”). AeroCRS will make reasonable efforts to reduce to a minimum and mitigate the effect of any Force Majeure. Notwithstanding anything contained elsewhere herein, lack of finances will not be considered an event of Force Majeure nor will any event of Force Majeure suspend any obligation of customers for the payment of money due. Waiver and amendment any waiver, modification, or amendment of any provision of the TOU or other agreement for AeroCRS services, initiated by a customer, will be effective only if accepted in writing and signed by an authorized representative of AeroCRS.

4.	Intellectual property rights

4.1.

AeroCRS shall retain all title, rights and interest in the Source Code and in the creation and building skills and any intellectual property rights deriving from AeroCRS Online Booking systems and/or all changes (collectively: “Intellectual Property”).

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	4

4.2.

Customers will not, without AeroCRS’s express written consent, copy, reproduce, republish, or otherwise use any material, in whole or in part, that is located on AeroCRS’s website, and customers will not use any of AeroCRS’s trademarks, service marks, copyrighted materials, or any other Intellectual Property without AeroCRS’s express written consent. Customers will not, in any way, misrepresent their relationship with AeroCRS, attempt to pass themselves off as AeroCRS, or claim that customers are AeroCRS.

5.	Modification

5.1.

AeroCRS may discontinue, upgrade, replace, modify, or change in any way, without limitation, any software, application, program, data, hardware, equipment, or portions or components thereof, used to provide customers with AeroCRS’s services. AeroCRS will notify the Customer regarding any future changes to AeroCRS’s services and it will do its best efforts not to affect the operation of Customers’ personalized applications and content.

5.2.	Modification changes for discontinuing a product or features will be notified in the company’s website blog 90 days prior to the stop of the service.

5.3.	Modification changes for other issues (upgrades, replaces, modifications) will be notified in the company’s website blog after the change was made.

5.4.	AeroCRS will do its best efforts to make sure that modifications shall not affect day to day operations of the Customer.

6.	Confidentiality

6.1.

The parties undertake to keep all information disclosed by one party to the another party, un-disclosed to any third party, and to use all measures to keep such information confidential towards any other third party, except as required by any applicable law.

7.	Customer Listing

7.1.	The Customer will be listed in AeroCRS’s website including a logo.

7.2.	AeroCRS is entitled to publicize the Customer is one of their listed customers in PR’s, newsletters or any other publications.

8.	Assignment

8.1.

Customers may not assign or delegate their rights or obligations under the Agreement or other agreement for AeroCRS’s Services, either in whole or in part, without the prior written consent of AeroCRS.

9.	Training

9.1.	AeroCRS training billing is according to the “training fees”.

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	5

9.2.	Should additional training costs will be endured from any special requirements, they will be charged accordingly.

9.3.	AeroCRS keeps its privilege to disagree to send the training staff to countries that do not have a VISA arrangement with Israel and/or special cases regarding war zones etc.

9.4.	The training period will be set according to the availability of AeroCRS trainer.

10.	Service Restrictions

10.1.

Server Resources—Any website / API connection / System user that uses a high amount of server resources (such as, but not limited to, CPU time, memory usage, and network resources) will be given the option to either pay additional fees (which will depend on the resources required), reduce the resources used to an acceptable level. AeroCRS will be the sole arbiter of what is considered to be a high server usage level. Customers deemed to be adversely affecting server performance or network integrity will be shut down without prior notice.

10.2.

Spamming—Sending unsolicited bulk and/or commercial messages over the Internet (known as “spamming”) is prohibited, regardless of whether or not it overloads a server or disrupts service to AeroCRS’s customers. The term “spamming” also includes, but is not limited to, maintaining an open SMTP policy, engaging in spamming using the service of another ISP or IPP and referencing in the spam a website hosted on a AeroCRS’s server, and selling or distributing software (on a website residing on a AeroCRS’s server) that facilitates spamming. Violators will be assessed a minimum fine of $200 and will face immediate suspension upon a notice of eight (8) hours. AeroCRS reserves the right to determine, in its sole and absolute discretion, what constitutes a violation of this provision.

10.3.

CGI Scripts—Any scripts that pose a potential security risk or are deemed to be adversely affecting server performance or network integrity will be shut down or will be automatically removed without prior notice. AeroCRS does not permit CGI script sharing with domains not hosted by AeroCRS or any scripts that may be abused for UCE purposes.

10.4.	Chat Rooms—AeroCRS does not allow to install their own chat rooms. Chat rooms tend to require significant system resources and therefore cannot be permitted as an account option.

10.5.	Background Running Programs and Cron Jobs—AeroCRS does not allow programs to run in the background.

10.6.	Software Distribution—AeroCRS’s storage are not configured for the purposes of distributing software and/or multimedia products.

10.7.

Multimedia Files—Multimedia files are defined as any graphics, audio, and video files. AeroCRS storage shall not to be used for the purposes of distributing and storing unusual amounts of multimedia files. Any website whose disk space usage for storing multimedia files exceeds 70% of its total usage, in terms of total size or number of files, will be considered to be using an unusual amount of multimedia files

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	6

10.8.	Databases—AeroCRS will be responsible for the database held on her application.

10.9.

Copyright Violations—a customer is not allowed to upload copyrighted material to AeroCRS’s server unless with the consent and authorized approvals of copyrighted material from owner or concerned person.

11.	Customer Billing Policy

11.1.

All Charges are shown in US Dollars. Payments shall be made in US dollars. Charges for Services provided in Israel to Israeli Customers shall include Value Added Tax (V.A.T), which shall be added to the basic Charges, under any applicable law. AeroCRS accepts the following types of payment:

11.1.1.	Credit Card (VISA, MasterCard, American Express, Discover) – a surcharge of 5%

11.1.2.	Bank Wire Transfer

11.1.3.	PayPal

11.2.	ALL PAYMENTS ARE DUE ON THE ACCOUNT SERVICE PERIOD START, AeroCRS will send an invoice for payment at least 14 days before service period.

11.3.	Any fees for payments made via bank transfer should be taken on customer side in full.

11.4.	The account service period start date is the date on which the service period will start (according to the Customer’s order)

11.5.

If the Customer provides AeroCRS with the credit card information, AeroCRS is authorized to automatically charge the credit or debit card for Charges that apply to the account. Recurring Charges will be posted to the credit card until such time the account is terminated in accordance with AeroCRS’s Billing Policy in the Agreement. AeroCRS will then automatically charge the credit card on the next Account Statement Date. The Customer is responsible for directly updating, or notifying AeroCRS, of any changes to the credit card (including, but not limited to card number, expiration date, billing address, or card status).

11.6.	Customers not paying by credit card agree to make payment of their balance due by the service period start date.

11.7.

Accounts that are past due for more than 12 days may be suspended at any time with or without notice. All past due and unpaid balances are subject to collection. In the event of collection, you will be liable for costs of collection including attorney’s fees, court costs, and collection agency fees.

11.8.	Billing Cycles:

11.8.1.

AeroCRS offers Billing Cycles (terms) for service Charges: Monthly, Quarterly (3 months) (“Billing Cycles”), Yearly (12 months) and ongoing (according to credit usage). The Billing Cycle begins at the start of the month following the training. Non-credit card payment methods are limited to Annual or Quarterly Billing Cycles.

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	7

11.8.2.	The Customer may change the Billing Cycle at any time; however, the new Billing Cycle will only take effect at the time of the next renewal.

11.8.3.

All additional features added to an account, including any domains, are charged monthly, or otherwise according to the schedule agreed to upon signing up for said features. Additional items are non-refundable.

11.9.	Account Renewals

11.9.1.

In order to insure that the Services remain uninterrupted, all Services, including without limitation, hosting, domains, and any additional features, will automatically renew at the end of the relevant Billing Cycle or registration term. All renewal charges are based on the prevailing rate on the date of renewal according to the service selected. All Services are renewed for the same Billing Cycle/term, with the exception of domain registrations, which are renewed for successive one-year terms. If you wish to cancel any of your services before the relevant expiration/renewal date, please refer to the Cancellation section below.

11.9.2.

Domain name registrations and Web hosting accounts are handled by separate entities. In the event the Customer need to cancel, Customer must specify whether he would like to cancel the domain name only, the hosting plan only, or both the domain and hosting accounts. The cancellation or expiration of the domain name does not automatically terminate the hosting account (or vice versa). If at any time the Customer elects to manually renew any of the Services (in whole or in part), Customer then becomes responsible for all future renewals of such services unless and until AeroCRS is notified otherwise.

11.10.	Statements

11.10.1.	AeroCRS does not mail paper invoices or statements. Statements will be e-mailed to the Customer.

11.11.	Cancellations

11.11.1.

Cancellation requests must be received by AeroCRS within no less than ninety (90) days prior to the end of the Term of contract. Cancellations submitted later than this time may result in automatic renewal of the account for the next Term of contract. Cancellations become effective on the day processed by AeroCRS. AeroCRS is unable to cancel the account effective for a future date.

11.11.2.

AeroCRS does not monitor, and will not automatically cancel, plans for problems related to non-usage, ISP, or any other secondary issues not directly related to AeroCRS’s Services. Cancellation of Services does not relieve the Customer from paying any outstanding balance owed on the account. AeroCRS reserves the right to cancel any account, at any time, in the event the Customer has breached the Agreement, or a violation which has caused the entire AeroCRS’s system to be unstable. In such cases, the Customer will receive a notice of cancellation and will have seven (7) days to rectify it. For the avoidance of doubt, in the case of instability of its system, AeroCRS may suspend an account or features, which caused such instability, and which affect the entire or parts of AeroCRS’s system without notice.

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	8

11.11.3.	Cancellation prior to the period set in “Term of contract” will endorse a payment of the discounted service fee for the invoices with a discount stated in them.

11.12.	Billing Disputes/Refund Policy

11.12.1.	There are no refunds.

11.12.2.

AeroCRS has a zero tolerance policy for chargebacks. Any Customer who disputes a credit card payment is subject to a fine, suspension and account termination at AeroCRS’s discretion. A charge of $25.00 per chargeback will be assessed to all accounts that receive a chargeback.

11.12.3.	AeroCRS’s policies and prices are subject to change with 90 days’ notice. Any price changes become effective in the next Billing Cycle

12.	AeroCRS Network

12.1.	“AeroCRS Network” is a product which allows customers to book or be booked using the API / LDS network.

12.2.	AeroCRS will not endorse any responsibility for airline booking at no stage.

12.3.

Under “AeroCRS Network” it is understood that AeroCRS responsibility in this case is only to advise the airline of a booking from the inventory and the customer holds the responsibility for the booking, cancellations, modifications of their passengers.

12.4.	The customers users and/or end-customers are the responsibility of the customer.

13.	Governing Law and Severability

13.1.

This Agreement, and any other agreement for AeroCRS services, will be governed by and construed in accordance with the laws of the State of Israel without reference to its conflicts of laws principles. Any litigation or arbitration between the Customer and AeroCRS will take place in Tel-Aviv, Israel, and the Customer will consent to personal jurisdiction and venue in that jurisdiction. If any provision or portion of the Agreement or other AeroCRS agreement is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of the Agreement will continue in full force and effect

14.	Renegotiation

14.1.	In the event any situations or conditions arises due to the circumstances not envisaged in the Agreement, the parties shall negotiate and make the necessary amendments.

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	9

15.	Warranty and Representation

15.1.

Each party represents and warrants to be other party that it is a legal person duly authorized under the relevant laws and has the right, power, sound financial standing and authority to enter into this Agreement.

16.	General Data Protection Regulation (“GDPR”)

The Customer shall at all times remain the sole “Data Controller” (as defined under GDPR) of all personal data being processed on the goods and/or services supplied by AeroCRS to the Customer. For the purposes of this Agreement and in terms of GDPR, in the event that, as a result of the provision of goods or services supplied to the Customer, AeroCRS would have to perform any operation as a result of such personal data processed on behalf of the Customer, AeroCRS shall be considered as a “Data Processor” (as defined under GDPR) and AeroCRS shall perform the following operations:

16.1.

process only personal data on behalf of the Customer upon the written instructions of the Customer to the extent that, and for not longer than, is adequate, required and relevant to the provisions of the Agreement;

16.2.	shall afford the personal data being processed the levels of protection as expected for the categories and volumes of data being processed under the Agreement;

16.3.

ensure that its personnel involved in the processing of personal data, as stipulated in this clause, have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality;

16.4.

shall not engage a sub-processor without the prior written authorization of the Customer, and in the event that a sub-processor is engaged by AeroCRS, the provisions of this clause shall be set out in a contract with such sub-processor. AeroCRS shall remain fully liable to the Customer for the performance of the sub-processor’s obligations;

16.5.	assist in the fulfilment of the Customer’s obligation to respond to requests for exercising the data subject’s rights in terms of any applicable law;

16.6.

at the choice of the Customer, delete or return all the personal data to the Customer after the end of provision of goods or services subject of the Agreement relating to processing of personal data, and delete existing copies unless AeroCRS is required to retain storage of personal data in terms of any applicable law;

16.7.

implement the appropriate technical and organizational measures required to protect the rights of the data subjects and to ensure a level of security appropriate to the risk of processing personal data;

16.8.	assist the Customer with implementing a level of security appropriate to the risk of processing personal data;

16.9.

assist the Customer with notifying the supervisory authority, without undue delay, in the event of a personal data breach which may result in a risk to the rights and freedoms of natural persons; and in such case assist the Customer with informing the data subject of such breach without undue delay;

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	10

16.10.

assist the Customer in carrying out an assessment of the impact the use of any new technologies used for the purpose of processing personal data may have on the protection of personal data, and where following such assessment it is deemed that the processing would result in a high risk in the absence of measure taken by the Customer to mitigate the risk the Company shall assist the Customer with consulting with the supervisory authority; and

16.11.

make available to the Customer all information necessary to demonstrate compliance with this clause, and shall allow for and contribute to audits, including inspections, conducted by the Customer, at the Customer’s expense.

By accepting this Agreement and using the System, Customer acknowledges that it has read, understood, and agreed to be bound by all terms of the Agreement.

Should the payment method above is credit card, then Customer authorizes AeroCRS to charge the credit card for the Services at the amount and rate described above. For all recurring fees, Customer authorizes that the credit card will be charged at the end of each Billing Cycle without notice.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first written above.

AeroCRS			Customer

	/s/ Meir Hadassi Turner		/s/ Ryan Goepel
	Signature		Signature

Name:	Meir Hadassi Turner	Name:	Ryan Goepel
Title:	CEO	Title:	Ryan Goepel EVP and CFO

AERO CRS LTD +972(3)7219664 www.aerocrs.com, 144 Begin St. P.O.Box Zip 25423, Tel Aviv-Yafo 6125302, Israel	11